Exhibit 10.13

BB&T CORPORATION TARGET PENSION PLAN

(January 1, 2009 Restatement)

BB&T CORPORATION TARGET PENSION PLAN

(January 1, 2009 Restatement)

TABLE OF CONTENTS

Section		Page

	ARTICLE I
	ESTABLISHMENT AND PURPOSE

1.1	Establishment of Plan	1
1.2	Purpose of Plan	1

	ARTICLE II
	DEFINITIONS

2.1	Definitions	2
2.2	Construction	7

	ARTICLE III
	ELIGIBILITY AND PARTICIPATION	8

	ARTICLE IV
	RETIREMENT BENEFITS

4.1	Retirement Benefit	9
4.2	Commencement of Benefits	9
4.3	Actuarial Reduction for Certain Eligible Spouses	10
4.4	Reemployment of Retired Participant	10

	ARTICLE V
	PRE-RETIREMENT SURVIVOR BENEFITS

5.1	Death Benefit Prior to Age 65	11
5.2	Death Benefit After Age 65	11
5.3	No Other Survivor Benefit for Death Before Payment Date	11

	ARTICLE VI
	POST-DISABILITY RETIREMENT BENEFITS

6.1	Eligibility for Post-Disability Retirement Benefit	12
6.2	Post-Disability Retirement Benefit	12
6.3	Commencement of Payments	12

	ARTICLE VII
	SEVERANCE BENEFITS	13

	ARTICLE VIII
	NONCOMPETITION	14

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Section	Page

	ARTICLE IX
	ADMINISTRATION BY COMMITTEE

9.1	Membership of Committee	16
9.2	Committee officers; Subcommittee	16
9.3	Committee Meetings	16
9.4	Transaction of Business	16
9.5	Committee Records	17
9.6	Establishment of Rules	17
9.7	Conflicts of Interest	17
9.8	Correction of Errors	17
9.9	Authority to Interpret Plan	17
9.10	Third Party Advisors	18
9.11	Compensation of Members	18
9.12	Committee Expenses	18
9.13	Indemnification of Committee	18

	ARTICLE X
	AMENDMENT AND TERMINATION

10.1	Filing a Claim for Benefits	19
10.2	Notification to Claimant of Decision	19
10.3	Procedure for Review	20
10.4	Decision on Review	20
10.5	Action by Authorized Representative of Claimant	20
10.6	Overpayments	21

	ARTICLE XI
	ALLOCATION OF RESPONSIBILITIES

11.1	Board	22
11.2	Committee	22
11.3	Plan Administrator	22
11.4	Compensation Committee	23

	ARTICLE XII
	FUNDING	24

	ARTICLE XIII
	AMENDMENT AND TERMINATION

13.1	Right to Amend or Terminate Plan	25
13.2	Certain Participant Benefits Not Affected	25
13.3	Benefit Accrual for Certain Other Participants	25

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Section	Page

	ARTICLE XIV
	COMMUNICATION TO PARTICIPANTS	27

	ARTICLE XV
	BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS

15.1	Benefits Not Assignable	28
15.2	Payments to Minors and Others	28

	ARTICLE XVI
	MISCELLANEOUS PROVISIONS

16.1	Notices	29
16.2	Lost Distributees	29
16.3	Reliance on Data	29
16.4	Receipt and Release for Payments	30
16.5	Headings	30
16.6	Continuation of Employment	30
16.7	Construction	30
16.8	Nonliability of Employer	30
16.9	Severability	31
16.10	Merger and Consolidation	31
16.11	Tax Reporting and Withholding	31
16.12	Binding Effect	31
16.13	Compliance with Section 409A	32

Appendix A Payment Commencement Date for Post-Disability Retirement Benefits		A-1
Appendix B Actuarial Assumptions		B-1

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ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Establishment of Plan. Effective as of January 1, 1989, Southern National Corporation established the Southern National Corporation Supplemental Executive Retirement Plan (the “Plan”). On February 28, 1995, Southern National Corporation merged with BB&T Financial Corporation to form a multi-bank holding company known as Southern National Corporation which in 1997 was renamed BB&T Corporation (the “Company”). On March 25, 1997, the Plan was renamed the Southern National Target Pension Plan and participation was limited to certain designated individuals, who were former Southern National Bank executives. As of the date of execution of this Plan document, which is effective as of January 1, 2009, the Plan is hereby amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service (collectively, “Section 409A”). Prior to its amendment, on and after January 1, 2005, through December 31, 2008, the Plan has been operated, to the extent applicable, in good faith compliance with Section 409A. Moreover, to the extent applicable, the Company intends that the Plan comply with Section 409A and the Plan shall be construed consistently with such intent.

1.2 Purpose of Plan. The Plan provides benefits to, or on behalf of, selected key management employees to supplement retirement and survivor benefits payable from the BB&T Corporation Pension Plan (formerly known as the Southern National Corporation Pension Plan) which was formed due to the merger on January 1, 1996, of the Southern National Retirement Plan and Retirement Plan for Employees of Branch Banking and Trust Company.

ARTICLE II

DEFINITIONS

2.1 Definitions. When used in this Plan document, the following capitalized terms shall have the meanings set forth below, unless the context clearly requires otherwise.

(1) The term “Actuarial Assumptions” shall mean the assumptions to be used for Plan purposes to determine Actuarial Equivalents, as set forth in Appendix B.

(2) The term “Actuarial Equivalent” or “Actuarially Equivalent” shall mean a form of benefit differing in time, period, or manner of payment from a specified benefit, determined as of a given date by application of the Plan’s Actuarial Assumptions.

(3) The term “Affiliate” shall mean any employer which, with the Company, would be considered to be a single employer under Sections 414(b) and 414(c) of the Code, using 50%, rather than 80%, as the percentage of ownership required with respect to such Code sections. The status of an entity as an Affiliate relates only to the period of time during which the entity is so affiliated with the Company.

(4) The term “Board” shall mean the Board of Directors of the Company.

(5) The term “Change in Control” shall mean and shall be deemed to have occurred upon the earliest of the following dates:

(a) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, is or becomes during a 12-month period, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities; or

(b) the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company within the meaning of Section 409A; or

(c) the date of the sale (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(d) the date when, for any reason, during any period of twelve consecutive months, the individuals who at the beginning of such 12-month period constituted the entire Board and any new directors whose election by the Board, or whose nomination for election by the shareholders, shall have been approved by a vote of at least two-thirds (2/3) of the directors of the Board then still in office who either were directors at the beginning of the period or whose election or nomination for election shall previously have been so approved, fail to constitute a majority of the members of the Board.

(6) The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be amended from time to time.

(7) The term “Committee” shall mean the Employee Benefits Plan Committee, which shall have the powers, duties, and responsibilities set forth in Article IX.

(8) The term “Company” shall mean BB&T Corporation, a North Carolina corporation with its principal office at Winston-Salem, North Carolina, or any successor thereto by merger, consolidation, or otherwise.

(9) The term “Compensation Committee” shall mean the Compensation Committee of the Board or its delegate.

(10) The term “Credited Service” shall mean the credited service that the Pension Plan ascribes to such term; provided, however, that for purposes of the Plan a Participant shall also be credited with Credited Service for any period he is Disabled.

(11) The term “Designated Beneficiary” shall mean one or more beneficiaries, as designated by a Participant in writing delivered to the Committee, to whom certain Pre-Retirement Death Benefits shall be paid pursuant to the provisions of Article V. In the event no such written designation is made by the Participant or such beneficiary shall not be living or in existence at the time payments are to commence, the Participant shall be deemed to have designated his estate as such beneficiary.

(12) The term “Disabled” or “Disability” shall mean a condition for which a Participant is entitled to disability benefits under the group disability plan maintained by the Employer.

(13) The term “Early Payment Reduction Percentage” shall mean the sum of (a) and (b) where (a) is the product of .1667% multiplied by the number of such whole calendar months, not in excess of 60, by which the date of the first monthly payment of a Participant’s Retirement Benefit precedes the month of his attainment of age 65, and where (b) is the product of .50% multiplied by the number of whole calendar months, in excess of 60, by which the date of the first monthly payment of the Participant’s Retirement Benefit precedes the month of his attainment of age 65.

(14) The term “Early Retirement Eligibility Date” shall mean the first day of the month coincident with or next following the date on which a Participant attains age 55 and completes 15 Years of Credited Service in the employ of the Employer prior to attainment of age 65.

(15) The term “Eligible Employee” shall mean any Employee who was participating in the Plan on January 1, 1997. An Employee shall cease to be an Eligible Employee immediately upon his Separation from Service.

(16) The term “Eligible Spouse” shall mean the person, if any, who is legally married to the Participant on the Participant’s date of death; provided, however, that such term shall not include a spouse who on the date of death is legally separated from the Participant pursuant to a court order or written agreement between the Participant and spouse. Notwithstanding the foregoing, a same-gender spouse shall not be deemed to be the Spouse or Surviving Spouse of a Participant for any purpose under the Plan.

(17) The term “Employee” shall mean any person on the payroll of the Employer who is subject to withholding for purposes of Federal income taxes and for purposes of the Federal Insurance Contributions Act.

(18) The term “Employer” shall mean the Company (prior to February 28, 1995, Southern National Corporation) and its participating Affiliates.

(19) The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and as it may be amended from time to time.

(20) The term “ERISA Excess Benefit” shall mean (a) minus (b), where:

(a) is a Participant’s Pension Plan Benefit, but computed as if such benefit were determined without giving effect to the compensation and annual benefit limitations as set forth in Sections 401(a)(17) and 415 of the Code and corresponding provisions of the Pension Plan; and

(b) is the Participant’s Pension Plan Benefit.

(21) The term “Final Average Earnings” shall mean a Participant’s average Monthly Earnings (as defined in Section 2.1(22)) for the 60 calendar months during which his Monthly Earnings were the highest (which 60 months may or may not be consecutive) within the 120 calendar months (or, if less, the total number of calendar months during which he was employed with the Employer) immediately preceding the earlier to occur of his Payment Date or date of death.

(22) The term “Monthly Earnings” shall mean, for any calendar month, the quotient obtained by dividing by 12 the total earnings paid to a Participant by the Employer during the calendar year in which the calendar month falls. For purposes of the preceding sentence, “total earnings paid to a Participant by the Employer during the calendar year” shall mean the total earnings paid by the Employer to the Participant reported or reportable for that calendar year on U.S. Treasury Department Wage and Tax Statement Form W-2 or similar form required for such purpose, increased by (i) any deferrals under the BB&T Corporation 401(k) Savings Plan, as amended from time to time, and (ii) any reductions in compensation resulting from participation in any deferred compensation plan or cafeteria plan to the extent that such deferrals and reductions are excluded from reporting on Form W-2 or other similar form required for such purpose.

For purposes of the preceding sentence, non-cash items, including company car income and income from stock options, and benefits paid under the Plan or any other employee benefit plan of the Employer shall be excluded from “total earnings paid to a Participant by the Employer during the calendar year.”

(23) The term “Normal Retirement Date” shall mean the first day of the month coincident with or next following the month in which the Participant attains 65.

(24) The term “Participant” shall mean an Eligible Employee who continues to accrue benefits under the Plan, an Eligible Employee with a Disability who has not yet incurred a Payment Date, or a former Eligible Employee eligible to receive or receiving payments under the Plan. The Committee shall maintain a list of Participants.

(25) The term “Payment Date” shall mean, with respect to a Participant who is not Disabled, the date he incurs a Separation from Service on or after his Early Retirement Eligibility Date or his Normal Retirement Date, as the case may be, and with respect to a Participant who is Disabled, the date that a Post-Disability Pension Benefit is payable to an eligible Participant pursuant to Article VI and Appendix A.

(26) The term “Pension Plan” shall mean the BB&T Corporation Pension Plan, as it may be amended from time to time.

(27) The term “Pension Plan Benefit” shall mean 1/12th of the annual amount of the benefit which would be payable to a Participant under the Pension Plan if the Participant’s vested accrued benefit in the Pension Plan were paid as follows:

(a) In the case of a married Participant, in the form of a joint and 75% survivor annuity which is Actuarially Equivalent to his vested accrued benefit in the Pension Plan commencing when his Retirement Benefit commences;

(b) In the case of an unmarried Participant, in the form of a level life and ten-year certain annuity which is Actuarially Equivalent to his vested accrued benefit in the Pension Plan commencing when his Retirement Benefit commences.

The foregoing payment assumptions are made solely for purposes of the Plan, and such assumptions shall apply without regard for the form in which or the time at which a Participant’s vested accrued benefit under the Pension Plan is actually paid or authorized to be paid.

For purposes of this Section 2.1(27), (i) a “joint and 75% survivor annuity” means an annuity providing a monthly benefit for the life of the Participant with a monthly benefit payable to the Participant’s Eligible Spouse, if any, for the remainder of the Eligible Spouse’s life in an amount equal to 75% of the monthly benefit payable to the Participant during the Participant’s lifetime; and (ii) a “level life and ten-year certain annuity” means an annuity providing a monthly benefit payable for a minimum of 120 months and, if longer, for the life of the Participant.

(28) The term “Plan” shall mean the BB&T Corporation Target Pension Plan, an unfunded, non-qualified deferred compensation plan as herein restated effective January 1, 2009, or as duly amended from time to time.

(29) The term “Plan Administrator” shall mean the plan administrator as provided in Section 9.2.

(30) The term “Plan Year” shall mean the 12-month period beginning on January 1 and ending on December 31 of each calendar year.

(31) The term “Post-Disability Retirement Benefit” shall mean the benefit payable to the Participant pursuant to Article VI and Appendix A of the Plan.

(32) The term “Retirement Benefit” shall mean the retirement benefit payable to a Participant pursuant to Section 4.1.

(33) The term “Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

(34) The term “Separation from Service” shall mean a termination of employment with the Company and all Affiliates that is a “separation from service” within the meaning of Section 409A.

(35) The term “Social Security Benefit” shall mean an amount equal to the annual Primary Old Age Insurance benefit to which the Participant would be entitled to receive commencing on his Normal Retirement Date (assuming that he will have no earnings after such date that would cause a reduction in such benefit) under the Federal Social Security Act, as such Act is in effect on the Participant’s Payment Date, divided by 12. The Social Security Benefit shall be calculated on the basis of the Participant’s estimated earnings history, constructed as follows:

(a) If the Participant has not attained age 65 on his Payment Date, it shall be assumed that he will receive no additional compensation during the period between his Payment Date and his attainment of age 65;

(b) The Participant’s Monthly Earnings shall be used for the 120 calendar month period (or for the Participant’s total months of employment, if shorter) that is considered in the determination of Final Average Earnings; and

(c) For years beginning on and after the later of 1951, or the calendar year in which the Participant attained age 22, and ending with the year immediately preceding the period described in (b) above, the Participant’s wages for purposes of the Federal Social Security Act shall be calculated by projecting backwards, using a salary scale of 6% per annum, his Monthly Earnings for the earliest calendar year in the period described in (b) above.

Notwithstanding the foregoing, a Participant shall have the right to have his Social Security Benefit recomputed on the basis of his actual Social Security earnings history by providing appropriate documentation to the Committee. For a Participant whose Social Security full-benefit retirement age is later than age 65, the Social Security Benefit shall be determined at age 65, subject to applicable Social Security reduction for months before his full-benefit retirement age.

(36) The term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and the Specified Employee identification policy of the Company.

(37) The term “Target Retirement Benefit” shall mean an amount equal to 55% of the Participant’s Final Average Earnings.

2.2 Construction. Wherever appropriate, words used in the Plan in the singular may include the plural, or the plural may be read as the singular. References to one gender shall include the other.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

On January 1, 1997, participation in the Plan was closed, and no additional Eligible Employees shall become Participants in the Plan on and after said date.

ARTICLE IV

RETIREMENT BENEFITS

4.1 Retirement Benefit

(a) Amount. Subject to the provisions of Section 409A and Section 4.3, the Retirement Benefit of a Participant who is not Disabled shall be the greater of (i) or (ii), where:

(i) is the product of (A) multiplied by (B), where:

(A) is the Participant’s Target Retirement Benefit less;

(1) his Pension Plan Benefit and

(2) 50% of his Social Security Benefit

(B) is the difference between 100% and the applicable Early Payment Reduction Percentage; and

(ii) is the Participant’s ERISA Excess Benefit.

(b) Form of Payment

(i) The Retirement Benefit of a married Participant shall be paid in the form of a joint and 75% survivor annuity.

(ii) The Retirement Benefit of an unmarried Participant shall be paid in the form of a level life and ten-year certain annuity.

4.2 Commencement of Benefits

(a) Benefit Payable to Participant

(i) Non-Specified Employees. Retirement Benefits payable under Section 4.1 of a Participant who is not a Specified Employee shall commence on the first day of the month immediately following the month of the Participant’s Payment Date and shall continue for each month thereafter until and including the month of his death.

(ii) Specified Employees. In the event, however, that a Participant is a Specified Employee at the time of his Separation from Service, to the extent his Retirement Benefit under Section 4.1 constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such Retirement Benefit shall not begin to be paid until within the 30-day period commencing with the first day of the seventh month following the month of the Participant’s Separation from Service; provided, however, that if such 30-day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment. The first six months of annuity payments that would otherwise be payable but for Section 409A shall be accumulated without interest and paid on a date within the 30-day period specified above. All remaining annuity payments shall be paid as they would have been but for the six-month delay.

(b) Benefit Payable to Eligible Spouse. Benefits are payable to an Eligible Spouse under this Article IV only if a Participant dies while receiving Retirement Benefits. Monthly payments, if any, to the Participant’s Eligible Spouse shall commence the first day of the month next following the month of the Participant’s death and shall continue for each month thereafter until and including the month of the Eligible Spouse’s death. Each monthly payment shall equal 75% of the monthly amount of the deceased Participant’s Retirement Benefit.

4.3 Actuarial Reduction for Certain Eligible Spouses. Notwithstanding the provisions of Section 4.1, in the event an Eligible Spouse is more than ten years younger than the Participant, the monthly amount of the Participant’s Retirement Benefit (as otherwise calculated under Section 4.1(a) above) and, consequently, the surviving spouse benefit under Section 4.2(b), shall be reduced so that the Participant’s Retirement Benefit and the surviving benefit, when considered together, are the Actuarial Equivalent of the benefits that would be payable to the Participant and the Eligible Spouse if the Eligible Spouse were only ten years younger than the Participant.

4.4 Reemployment of Retired Participant. A retired Participant receiving or eligible to receive Retirement Benefits under the Plan who is reemployed by the Employer or an Affiliate shall not be entitled to any increased benefits by reason of accumulating additional years of Credited Service or Monthly Earnings if he is subsequently reemployed.

ARTICLE V

PRE-RETIREMENT SURVIVOR BENEFITS

5.1 Death Benefit Prior to Age 65. In the event that a Participant who has not attained age 65 dies during employment with the Employer prior to his Payment Date, the Employer shall pay to the Participant’s Eligible Spouse or, if none, his Designated Beneficiary a monthly benefit for 180 consecutive months. The amount of the monthly benefit shall equal 20% of the Participant’s Final Average Earnings. The benefits shall commence within 60 days of the Participant’s death; provided, however, that if such 60-day period begins in one calendar year and ends in another, the Eligible Spouse (or Designated Beneficiary) shall not have a right to designate the calendar year of payment.

5.2 Death Benefit After Age 65. In the event that a Participant who has attained age 65 dies, prior to his Payment Date, he shall be considered to have retired on the day before his death, and the Employer shall pay to his Eligible Spouse, if any, the spousal survivor benefit set forth in Section 4.2(b).

5.3 No Other Survivor Benefit for Death Before Payment Date. Except as set forth in this Article V, no survivor benefit is payable under the Plan in the event of the death of a Participant prior to his Payment Date.

ARTICLE VI

POST-DISABILITY RETIREMENT BENEFITS

6.1 Eligibility for Post-Disability Retirement Benefit. Any Participant who becomes Disabled prior to his Early Retirement Eligibility Date or his Normal Retirement Date and who is Disabled immediately prior to his Payment Date shall be eligible to receive a Post-Disability Retirement Benefit.

6.2 Post-Disability Retirement Benefit. The amount and form of payment of Post-Disability Retirement Benefits of an eligible Disabled Participant shall be determined like the Retirement Benefit under Sections 4.1 and 4.3.

6.3 Commencement of Payments. Payment of the Post-Disability Retirement Benefit to an eligible Disabled Participant shall commence on his Payment Date determined in accordance with the schedule set forth on Appendix A.

ARTICLE VII

SEVERANCE BENEFITS

No severance benefits shall be provided under the Plan.

ARTICLE VIII

NONCOMPETITION

Notwithstanding any provision of the Plan to the contrary but subject to the proviso below, if any Participant Separates from Service with the Employer for any reason and accepts employment with, or assumes any other position with, any national bank, state bank, savings and loan association, or any other similar financial institution with one or more offices in a state in which an Affiliate has a banking office, the Participant shall forfeit all rights to all retirement and survivor benefits to which he, his Eligible Spouse, or his Designated Beneficiary is or may become entitled to under the Plan; provided, however, that no such forfeiture shall occur if, within two years following a Change in Control, either the Employer terminates the Participant’s employment other than for cause or the Participant quits or resigns for good reason. Termination by the Company or an Affiliate of the Participant’s employment for “cause” shall mean termination due to (i) an act or acts of dishonesty by the Participant constituting a felony and resulting or intended to result in substantial gain or personal enrichment for the Participant at the expense of the Company or an Affiliate or (ii) willful and continued failure by the Participant to substantially perform his duties with the Company or an Affiliate, other than for incapacity due to mental or physical illness, after a written demand for substantial performance is delivered to the Participant by the Chairman of the Board which specifies how the Participant has failed to substantially perform his duties; provided, however, in no event shall the Participant’s termination by the Company be considered to have been for cause if such termination shall have been the result of (i) the Participant’s bad judgment or negligence, (ii) any act or omission without intent of gaining a profit to which the Participant was not legally entitled, or (iii) any act or omission believed by the Participant in good faith to have been in, or not opposed to, the interests of the Company or an Affiliate. “Good reason” shall mean: (i) the assignment to the

Participant of any duties inconsistent with his duties immediately prior to the Change in Control or any removal of the Participant from or any failure to reelect or reappoint the Participant to his positions, except in connection with promotions to higher office; (ii) a reduction by the Company in the Participant’s base salary as in effect immediately prior to the Change in Control; (iii) the failure by the Company or an Affiliate to maintain, and to continue the Participant’s participation in, the Company’s benefit or compensation plans as in effect immediately prior to the Change in Control (including but not limited to bonus and incentive compensation plans, stock option, bonus, award and purchase plans, life insurance, medical, health and accident insurance, disability plans and deferred compensation plans); or the taking of any action by the Company or an Affiliate which would adversely affect the Participant’s participation in or reduce the Participant’s benefits under any of such plans or deprive the Participant of any fringe benefit he enjoyed immediately prior to the Change in Control; or the failure to provide the Participant with the number of paid vacation days to which he was entitled under the normal vacation policy in effect immediately prior to the Change in Control; (iv) the relocation of the Participant’s office to anywhere other than a location within 25 miles of the Participant’s office immediately prior to the Change in Control or the Company’s or an Affiliate’s requiring the Participant to be based anywhere other than within 25 miles of the Participant’s office immediately prior to the Change in Control, except for required travel on the Company’s or an Affiliate’s business to an extent consistent with the Participant’s business travel obligations immediately prior to the Change in Control; or (v) Disability.

ARTICLE IX

ADMINISTRATION BY COMMITTEE

9.1 Membership of Committee. The Committee shall consist of individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

9.2 Committee Officers; Subcommittee. The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Chairman of the Committee shall constitute the Plan Administrator and shall be agent for service of legal process on the Plan.

9.3 Committee Meetings. The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

9.4 Transaction of Business. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

9.5 Committee Records. The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

9.6 Establishment of Rules. Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

9.7 Conflicts of Interest. No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

9.8 Correction of Errors. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

9.9 Authority to Interpret Plan. Subject to the claims procedure set forth in Article X, the Committee and the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan, make factual determinations, and decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to interpret the Plan and to make determinations as to eligibility for participation and benefits under the Plan. Interpretations and determinations by the Committee and the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive on all interested persons.

9.10 Third Party Advisors. The Committee may engage an actuary, attorney, accountant or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

9.11 Compensation of Members. No fee or compensation shall be paid to any member of the Committee for his service as such.

9.12 Committee Expenses. The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

9.13 Indemnification of Committee. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company’s own assets), each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

ARTICLE X

CLAIM PROCEDURES

10.1 Filing a Claim for Benefits. If a Participant or Designated Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefore with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Article X shall be taken instead by another member of the Committee designated by the Committee.

10.2 Notification to Claimant of Decision. Within 90 days after receipt of proof of claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant of the decision with regard to the claim. In the event of special circumstances requiring an extension of time, written notice of extension shall be furnished to the Claimant prior to the expiration of the initial 90-day period, setting forth the special circumstances and the date by which notice of decision with respect to the claim shall be furnished. If such claim shall be wholly or partially denied, such notice shall be in writing worded in a manner calculated to be understood by the Claimant and shall set forth:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the procedure for review of the denied claim and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

If the Plan Administrator fails to notify the Claimant of the decision in a timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

10.3 Procedure for Review. The Claimant may appeal denial of the claim by filing a written application for review with the Committee. The appeal shall be filed within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and receive copies of them, free of charge, and submit issues and comments in writing.

10.4 Decision on Review. The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

(a) Within 60 days following receipt by the Committee of the request for review, unless special circumstances require an extension of time, the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The extension of time will not exceed 60 days.

(b) With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(c) The decision of the Committee shall be final and conclusive to the extent allowed by applicable law.

10.5 Action by Authorized Representative of Claimant. All actions set forth in this Article X to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

10.6 Overpayments. If it is determined that any benefit paid to or with respect to a Participant under the Plan should not have been paid, or should have been paid in a lesser amount, written notice thereof will be given to the payee of such amount. The payee will repay the amount of the overpayment in a single lump sum payment. If the payee does not repay such overpayment reasonably promptly, to the extent permitted under Section 409A, the overpayment will be repaid through one or more deductions from future benefit payments from the Plan, or suspension of future benefit payments from the Plan, until the amount of the overpayment is repaid.

ARTICLE XI

ALLOCATION OF RESPONSIBILITIES

The persons responsible for the Plan and the duties and responsibilities allocated to each, which shall be carried out in accordance with the applicable terms and provisions of the Plan, shall be as follows:

11.1 Board

(1)	To amend the Plan (other than the Appendices);

(2)	To appoint and remove members of the Committee; and

(3)	To terminate the Plan.

11.2 Committee

(1)	To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Article X relating to claims procedures;

(2)	To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(3)	To determine the benefits of Participants;

(4)	To direct the Employer in the payment of benefits; and

(5)	To the extent necessary or advisable, to amend the Appendices attached hereto.

11.3 Plan Administrator

(1)	To file such reports as may be required with the United States Department of labor, the Internal Revenue Service and any other government agencies to which reports may be required to be submitted from time to time;

(2)	To provide for disclosure of Plan provisions and other information relating to the Plan to Participants and other interested parties; and

(3)	To administer the claims procedure to the extent provided in Article X.

11.4 Compensation Committee. To determine the Employees eligible to participate in the Plan except to the extent otherwise provided. In carrying out its duties and responsibilities, the provisions of Sections 9.2, 9.3, 9.4, 9.5, 9.10, 9.11, 9.12 and 9.13 shall apply equally to the Compensation Committee.

ARTICLE XII

FUNDING

The Plan is intended to be an unfunded plan of deferred compensation maintained for a select group of highly compensated or management employees. The obligation of the Employer to make payments hereunder may constitute a general unsecured obligation of the Employer to the Participant. Notwithstanding the foregoing, the Company has established the Southern National Executive Compensation Trust and may establish any other fund or trust to which the Employer may make contributions from time to time to provide a source of funds to pay Plan benefits. Notwithstanding the foregoing, no Participant, Eligible Spouse, or Designated Beneficiary shall have any legal or equitable rights, interest, or claims in any particular asset of the trust by reason of the Employer’s obligation hereunder, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Employer and a Participant or any other person. To the extent that any person acquires a right to receive payments from the trust or the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.1 Right to Amend or Terminate Plan. The Company reserves the right, at any time and from time to time, by action of its Board, to amend or terminate the Plan, and each participating Affiliate reserves the right by action of its board of directors to terminate the Plan with respect to it and the Participants employed by it. Any such amendment or termination shall be made pursuant to a resolution of the Board or the participating Affiliate’s board of directors and shall be effective as of the date specified in such resolution.

13.2 Certain Participant Benefits Not Affected. Notwithstanding Section 13.1, no amendment or termination of the Plan shall reduce or eliminate the benefits (including survivor benefits) of a Participant (or Eligible Spouse or Designated Beneficiary) to whom payments under the Plan have commenced or who is then eligible under Article IV to retire and begin receiving benefits under the Plan. Upon termination of the Plan, distribution of a Participant’s benefits shall be made to the Participant or his Designated Beneficiary, if applicable, in the manner and at the time described in Article IV, V, or VI of the Plan, as the case may be, and in accordance with Section 409A. No additional benefits shall accrue following termination of the Plan.

13.3 Benefit Accrual for Certain Other Participants. Notwithstanding Section 13.2, each other Participant in the Plan on the date of an amendment or termination shall be entitled to benefits (including survivor benefits) under the Plan, at such times as such benefits would have been paid absent such amendment or termination, in an amount not less than the amount that would have been paid absent such amendment or termination multiplied by an “accrual fraction” (which may not exceed 1.0) the numerator of which is equal to the number of his years of Credited Service at the time of such amendment or termination and the denominator of which is equal to the lesser of 15 or the number of years of Credited Service he would have had if the Plan had not been amended or terminated and if he had continued in the employ of the Company until the date he attained age 60; provided, however, that upon and after a Change in Control, each Participant’s accrual fraction shall be 1.0.

ARTICLE XIV

COMMUNICATION TO PARTICIPANTS

The Company shall communicate the principal terms of the Plan to the Participants. The Company shall make a copy of the Plan available for inspection by Participants, Eligible Spouses, and Designated Beneficiaries during reasonable hours, at the principal office of the Company.

ARTICLE XV

BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS

15.1 Benefits Not Assignable. No portion of any benefit held or paid under the Plan with respect to any Participant, Eligible Spouse, or Designated Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No portion of such benefit shall be payable in any manner to any assignee, receiver or any one trustee, or be liable for a Participant’s debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

15.2 Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1 Notices. Each Participant who is not in active employment, Eligible Spouse, and Designated Beneficiary shall be responsible for furnishing the Plan Administrator with his current address for the mailing of notices, reports, and benefit payments; provided, however, that the Plan Administrator may use the last address on file with it as a valid address. Any notice required or permitted to be given to any such Participant, Eligible Spouse, or Designated Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant, Eligible Spouse, or Designated Beneficiary furnishes the proper address (and the Participant, Eligible Spouse, or Designated Beneficiary may incur additional taxes and penalties under Section 409A). This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

16.2 Lost Distributees. A benefit shall be deemed forfeited if the Plan Administrator is unable after a reasonable period of time to locate the Participant, Eligible Spouse, or Designated Beneficiary to whom payment is due. Such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant, Eligible Spouse, or Designated Beneficiary for the forfeited benefit, although the benefits may be subject to additional taxes and penalties under Section 409A.

16.3 Reliance on Data. The Employer, the Committee, and the Plan Administrator shall have the right to rely on any data provided by the Participant, Eligible Spouse, or by any Designated Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant; and the Employer, the Committee, and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant, Eligible Spouse, or Designated Beneficiary.

16.4 Receipt and Release for Payments. Any payment made from the Plan to or with respect to any Participant, Eligible Spouse, or Designated Beneficiary, or pursuant to a disclaimer by an Eligible Spouse or Designated Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

16.5 Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

16.6 Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

16.7 Construction. The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina, without giving effect to its conflict of laws provisions.

16.8 Nonliability of Employer. The Employer does not guarantee the Participants, Eligible Spouse, or Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the Plan, nor does the Employer guarantee to any of them that the assets of the Employer will be sufficient to provide any or all benefits payable under the Plan at any time, including any time that the Plan may be terminated or partially terminated.

16.9 Severability. All provisions contained in the Plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, the Plan shall be interpreted as if such invalid provisions were not contained herein.

16.10 Merger and Consolidation. The Company shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entities (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the Company under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

16.11 Tax Reporting and Withholding. The Employer shall satisfy all federal, state, local, and other tax reporting and withholding tax requirements prior to making any benefit payment under the Plan. Whenever under the Plan payments are to be made by the Employer in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state, local, and other withholding tax requirements. If withholding is required, in the sole discretion of the Employer, to be made prior to any payment from the Plan, the Employer shall withhold applicable taxes from other compensation of the Participant.

16.12 Binding Effect. The Company and participating Affiliates shall be jointly and severally liable with respect to the obligations incurred pursuant to the Plan and such obligations shall be binding upon and inure to the benefit of their successors and assigns, and the Participant and his Eligible Spouse and Designated Beneficiary.

16.13 Compliance with Section 409A. Notwithstanding any other provision in the Plan or any agreement to the contrary, if and to the extent that Section 409A is deemed to apply to the Plan, it is the intention of Company that the Plan shall comply with Section 409A, and the Plan shall, to the extent practicable, be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that the provisions of Section 409A require that any special terms, provisions, or conditions be included in the Plan, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan. Notwithstanding the foregoing, the Company, any Affiliate, the Board, the Committee, Compensation Committee, the Plan Administrator or their designees or agents shall not be liable for any taxes, penalties, interest or other monetary amount that may be owed by any Participant, Beneficiary or any other person as a result of the deferral or payment of any amounts under the Plan or as a result of the administration of amounts subject to the Plan.

IN WITNESS WHEREOF, the BB&T Corporation Target Pension Plan (January 1, 2009 Restatement) is executed on behalf of the Company on this 1st day of December, 2008.

BB&T CORPORATION

By:	/s/ Robert E. Greene
Title:	Senior Executive Vice President

Attest:

/s/ Frances B. Jones
Secretary
[Corporate Seal]

EXHIBIT A

Payment Commencement Date for Post-Disability Retirement Benefits

Subject to the provisions of Article VI, the Post-Disability Retirement Benefit payable to an eligible Disabled Participant under the provisions of Article VI shall commence to be paid on the Payment Date listed below that corresponds to the Disability Age of such Participant.

Disability Age*	Payment Date
Prior to Age 63	The greater of: Social Security Normal Retirement Date**or Disability Age plus 42 months
Age 63	Disability Age plus 36 months
Age 64	Disability Age plus 30 months
Age 65	Disability Age plus 24 months
Age 66	Disability Age plus 21 months
Age 67	Disability Age plus 18 months
Age 68	Disability Age plus 15 months
Age 69 and over	Disability Age plus 12 months

*	Disability Age for purposes of this Appendix A shall be the age at which such Participant initially becomes Disabled.
**	Social Security Normal Retirement Age for purposes of this Appendix A shall mean as follows:

Year of Birth	Social Security Normal Retirement Age
1937 or before	65
1938	65 + 2 months
1939	65 + 4 months
1940	65 + 6 months
1941	65 + 8 months
1942	65 + 10 months
1943 through 1954	66
1955	66 + 2 months
1956	66 + 4 months
1957	66 + 6 months
1958	66 + 8 months
1959	66 + 10 months
1960 or after	67

A-1

APPENDIX B

ACTUARIAL ASSUMPTIONS

Until revised by the Committee, the actuarial assumptions to be used for computing Actuarially Equivalent benefits under the Plan shall be the same assumptions used under the Pension Plan.

B-1